Exhibit 16.1

June 30, 2022

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen: We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated June 30, 2022, to be filed by our former client, American Cannabis Company, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ MACIAS, GINI & O’CONNELL, LLC

Macias, Gini & O’Connell, LLC